Consortium Master Agreement
                                                        Execution Copy

                       Consortium Master Agreement

THIS AGREEMENT is dated effective February 11, 2004.

AMONG:

      DYNAMOTIVE ENERGY SYSTEMS CORPORATION, a
      British Columbia corporation

      ("Dynamotive")

AND:

      ERIE FLOORING & WOOD PRODUCTS, an Ontario partnership

      ("Erie")

AND:

      MAGELLAN AEROSPACE LIMITED, an Ontario corporation

      ("Orenda")

AND:

      ONTARIO POWER GENERATION INC., an Ontario corporation

      ("OPG")

AND:

      WEST LORNE BIOOIL CO-GENERATION LIMITED
      PARTERSHIP, an Ontario limited partnership

      ("LP")

THIS CONSORTIUM MASTER AGREEMENT sets out and describes the contributions to be made and the other rights and obligations of the parties in connection with the establishment of a proposed 100 TPD pyrolysis plant with 2.5 MW electric power co-generation at the Erie plant located at West Lorne, Ontario (the "Project"). This Consortium Master Agreement by itself (without the executed Ancillary Agreements described below) is intended to serve as an overall description of the business arrangements involving the parties and the Project. This Consortium Master Agreement does not create any rights or obligations

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                                 - 2 -
on the parties and sets out and describes the various Ancillary
Agreements that will be negotiated, and if satisfactory signed by the applicable parties thereto and which will implement the Project.

1.        Limited Partnership as Project Entity

1.1 The Project shall be funded, constructed and operated by the West Lorne BioOil Co-Generation Limited Partnership (the "LP") formed under the laws of Ontario on September 12, 2003. The General Partner of the LP is Dynamotive Canada Inc., a wholly owned subsidiary of Dynamotive (the "General Partner"). The form of limited partnership agreement (the "LP Agreement") is attached hereto as Schedule C. The LP shall have two classes of limited partnership units viz. Class A Units which are issuable for $100 each and which have priority on liquidation for their subscription price and a priority on any income and cash distributions until a 10% return is achieved. The LP shall have Class B Units issuable in the event the Project is successfully commissioned and which shall participate in income from the Project after the Class A Units have achieved the defined preferred return. The LP may issue up to $4.99 million in Class A Units (49,900) and up to 30,000 Class B Units for commissioning-contingent nominal consideration. The LP Agreement shall not be amended without the consent of Sustainable Development Technology Canada ("SDTC") until any relevant required terms or conditions of the SDTC Contribution Agreement (Ancillary Agreement L) have been met.

2.        Capital Contributions, Other Agreements of the Parties

2.1 The parties to the LP Agreement shall each respectively make or have the right to make, as the case may be, the following contributions to the capital of the LP as loans or equity and in addition thereto shall enter into the Ancillary Agreements with or on behalf of the LP or in connection with the Project:

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                                 - 3 -

                                               Contribution
                              Amount or Value      Type       Agreement
                              -----------------------------------------
(a)   Orenda contribution
and Ancillary Agreements:

   (i)   Cash                    $1,000      equity - 10 Class    C
                                                   A Units

   (ii)  supply and install      $3.644      sale of equipment    D
         2.5 MW turbine           million      and services

   (iii) supervise installation  indefinite  sale of equipment    D
         of power island and                   and services
         Project servicing

   (iv)  Turbine Loan or         indefinite  7 year loan or       E
         loan guarantee                       loan guarantee

   (v)   guarantee project       indefinite     Agreement
         completion

   (vi)  Right to Class B        indefinite                       C
         Units
                                 -----------
         Subtotal                $3.645 million

Summary Terms: In consideration of the $1,000 cash contribution Orenda shall receive 10 Class A Units. The installation of the turbine and power island and ancillary services shall be effected on commercial terms, but Orenda shall provide or arrange a 7-year loan for the Turbine and Orenda shall have a first charge on the Turbine and shall only have recourse to the Turbine. The turbine loan shall bear interest at the rate of approximately 7.5% per annum, compounded annually, with the first equal blended interest and principal payment due one month after Commissioning of the Project and such blended monthly payments continuing until the turbine loan is paid off no later than 7 years after Commissioning. The LP may prepay the loan at any time without penalty. Further, Orenda will guarantee, on a best commercial efforts basis, to see that the Project completes Commissioning. Orenda shall, upon Commissioning of the Project, receive 6,000 Class B Units for nominal consideration.

                                 - 4 -
                                               Contribution
                              Amount or Value      Type       Agreement
                              -----------------------------------------
(b)  Erie Ancillary Agreements:

   (i)   supply project feed         N/A             N/A           H
         stock pursuant to the
         Wood Supply Agreement

   (ii)  lease site to LP pursuant   N/A             N/A           F
         to the Lease

   (iii) provide manpower            N/A             N/A           G
         pursuant to Provision
         of Operators and Steam
         Agreement

   (iv)  purchase co-generation      N/A             N/A           I
         power pursuant to
         Power Purchase
         Agreement


Summary Terms: In consideration of the entering info of the Lease (Ancillary Agreement F) and the Wood Supply Agreement (Ancillary Agreement H), Erie shall have the right to purchase electricity from the Project for its own use on the terms and conditions of the Power Purchase Agreement (Ancillary Agreement I); Eric shall provide personnel to operate the BioOil Plant and Turbine and in consideration shall also have the right to use the steam produced from the Project pursuant to the Provision of Operators and Steam Agreement (Ancillary Agreement G).

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                                 - 5 -
                                               Contribution
                              Amount or Value      Type       Agreement
                              -----------------------------------------
(c)  Dynamotive contribution
     and Ancillary Agreements:

   (i)   Cash                     $1,000         10 Class A        C
                                                   Units

   (ii)  Engineering and        $299,000           Loan            A
         procurement and
         project management
         services

   (iii) supply and install       $3.7             Loan            B
         pyrolysis reactor,      million
         feed stock handling,   (approx. $2.7
         tanks and all other     million on
         required equipment      advanced to
         and services            date)

   (iv)  guarantee project       indefinite      Agreement
         completion

   (v)   technology license      indefinite      Agreement         K

   (vi)  SDTC rights assignment  indefinite      Agreement         L
                                ------------
         Subtotal               $4.0 million

Summary Terms: In consideration of the $1,000 cash contribution Dynamotive shall receive 10 Class A Units. Dynamotive shall generally manage the LP and the overall establishment of the Project and may make its cash contributions either by cash advance to the LP or by the payment of third party suppliers on behalf of the LP. Dynamotive has expended (loaned) approximately for the LP $2.7 million as of the date hereof (the "Dynamotive Advance"). All Dynamotive contributions shall be deemed to be a loan to the LP ranking in priority immediately behind Orenda and which will be to a maximum of $4 million and be repaid by the sale of Class A Units. The LP may prepay the loans at any time after its first fiscal year-end without penalty. Dynamotive will license its technology to the LP for the Project at zero cost. Dynamotive will also provide a completion guarantee to a maximum of $1.3 million in addition to the $2.7 million deemed loan. Further, Dynamotive will guarantee, on a best commercial efforts basis, to see that the Project completes Commissioning and to ensure that the BioOil plant achieves its Commissioning rate of a minimum of 75% of rated capacity for 5 out of 5 days. Any cost over and above the Project budget of $12,547,170 (detailed in Schedule 1) required to reach Commissioning of the BioOil plant shall be borne by Dynamotive. The benefit of any SDTC contribution shall be shared by the Limited Partners. Dynamotive shall receive 22,500 Class B Units for nominal consideration upon Project Commissioning.

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                                 - 6 -
                                               Contribution
                              Amount or Value      Type       Agreement
                              -----------------------------------------
(d)  OPG contribution and
Ancillary Agreements:

   (i)   electric power          indefinite      Agreement          J
         purchase, RFR

   (ii)  cash ($200,000          $200,000 -      2000 - 20,000      C
         firm,                  $2,000,000       Class A Units
         $1,800,000
         optional)
                                ----------

         Subtotal (minimum)      $200,000

Summary Terms: In consideration of the cash contribution (which was paid to Dynamotive in June, 2003 and forms part of the Dynamotive Advance) OPG shall be entitled to receive 2,000 LP Units from those allocated to Dynamotive and OPG may purchase a further 18,000 Class A Units from the LP until Project Commissioning plus six months. OPG shall receive 1,500 Class B Units for nominal consideration upon Project Commissioning.


3.        Project and LP Management

3.1 The Project shall be managed by the General Partner, which shall coordinate activities between the parties and shall, to the extent possible, enter into all agreements on behalf of the Project. The General Partner shall have a board of directors (the "Board") consisting of five persons, three of whom shall be Dynamotive nominees and each of Erie and Orenda have the right to one director nominee. The rights of the Limited Partners and the General Partner shall be as set forth in the LP Agreement (Ancillary Agreement C). The Board may be expanded to seven persons, with the two additional directors being one from Dynamotive and one from OPG upon resolution of the five initial directors.

4.        Effect of this Agreement

4.1 This Consortium Master Agreement is intended to serve as an overall summary of the agreement amongst the parties and the LP involving the Project and does not create any rights or obligations. This Agreement is deemed to be made in Ontario and shall be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

4.2 The parties hereto may execute this Agreement in two or more counterparts, all of which taken together shall constitute one and the same instrument and each of which shall be deemed an original instrument as against any party who has signed it.

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                                 - 7 -
IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the day and year above written.

DYNAMOTIVE ENERGY SYSTEMS
CORPORATION

Per: /s/
    --------------------------
    Authorized Signatory

MAGELLAN AEROSPACE LIMITED

Per: /s/
    --------------------------
    Authorized Signatory

ONTARIO POWER GENERATION INC.

Per: /s/
    --------------------------
    Authorized Signatory

ERIE FLOORING AND WOOD PRODUCTS by its partners,
Gordonna Enterprises Limited, All Fair Investment and Enterprises
Limited, I. And I. Investment and Enterprises Limited, H & R
Developments, by its partners, Batise Investments Limited, Marmelock Investments Limited and Umiak Investments Limited.

By: All Fair Investment and Enterprises Limited

Per: /s/
    --------------------------
    Andrew Pastor

WEST LORNE BIOOIL CO-GENERATION
Limited Partnership, by its general partner, DYNAMOTIVE CANADA INC.

Per: /s/
    --------------------------
Name:
Title:


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                                 - 8 -
                               Schedule 1
                             Project Budget
              Budgeting for Construction of 100TPD Demo Plant -
                          Updated to Nov. 17, 2003
                                                      Exchange Rate
                                                      US$1 = CDN$ 1.31
                                      Budgetary Control
                       ------------------------------------------------
                                                             Forecast
                                                           Over/(Under)
Eqpt                                Committed   Uncommitted   Budget
No. Description            Budget     Costs       Costs      Variance
--  -----------            ------     -----       -----      --------
                                        C$          C$          C$
(A) Estimated Engineering &
Construction Costs

01  Feed Preparation        547,000     254,524     149,000   (143,476)
02  Feed Transport          108,000           0     108,000          0
03  Feed System             489,000      62,713     319,000   (107,287)
04  Reactor                 783,000           0     944,000    161,000
05  Combustion               60,000           0     100,000     40,000
06  Char System             529,000      67,519     324,444   (137,037)
07  BioOil Separation       746,000      30,260     696,000   ( 19,740)
08  Recycle Gas System      210,000           0     230,000     20,000
09  BioOil Storage           97,000           0     215,000    118,000
10  Cooling Water           197,000           0     241,000     43,000
11  Power Island          3,965,000   3,644,000     380,000     59,000
12  HRSG                    399,000           0     310,000   ( 89,000)
13  Electrical            1,404,000           0   1,479,000     75,000
Equipment and
Instrumentation
14  Spark /                 130,000           0     130,000          0
Fire Protection
15  Site & Services          45,000       6,694      30,000   (  8,306)
16  Building                 71,000           0     252,000    181,000
and Structures
17  Concrete &              339,000           0     327,000   ( 12,000)
Foundation & Slabs
18  Project               1,065,000     374,555     688,895   (  1,550)
Management, Engineering
& Office
19  N2 Generation            55,000           0      55,000          0
20  Ramsey deposit,         365,000     300,000      46,000   ( 19,000)
other
                       ------------------------------------------------
Total Est'd Costs        11,604,000   4,740,265   7,024,339    160,604
Before Dev.
Engineering & Contingency

Project developmental       546,161     346,261      39,300   (160,600)
engineering (UMA, Harper)
Contingency                 397,009           0     397,005         (4)
                     --------------------------------------------------
Total Estimated          12,547,170   5,086,526   7,460,644         (0)
Engineering &
Construction Costs